EXHIBIT 19.1
HBT Financial, Inc.
INSIDER TRADING POLICY
October 2025
_____________________________________________________________________________________

Purpose

The Board of Directors (the “Board”) of HBT Financial, Inc. (together with its subsidiaries, the “Company”) has adopted this Insider Trading Policy (this “Policy”) for the Company’s officers, directors and employees with respect to their trading activities.

For purposes of this Policy, the term “employee” includes all employees, independent contractors, advisors and consultants of the Company. The federal securities laws prohibit any member of the Board or employee of the Company from purchasing or selling any securities of the Company on the basis of material, nonpublic information (as defined in Appendix A of this Policy) concerning the Company, or from disclosing material, nonpublic information to others who might trade on the basis of that information. These laws impose severe sanctions on individuals who violate them and may impose large fines on the Company if the Company fails to take appropriate steps to prevent violations. This Policy is designed to prevent insider trading, or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct.

Applicability of This Policy

This Policy applies to the Company’s officers, directors and employees, as well as to their family members (as defined below) and to any partnership, trust or other entity under the control of an officer, director or employee of the Company or his or her family members (collectively, “Covered Persons”). As used in this Policy, the term “family members” means children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law or sisters-in-law and any adoptive or guardianship relationships, provided that such family member either (i) shares one’s household or (ii) is materially dependent upon one for financial support.

Covered Persons are responsible for ensuring that the purchase or sale of any Securities (as defined below) complies with this Policy, which imposes three principal restrictions with respect to trading activity:

•a prohibition against insider trading or tipping;

•a prohibition against specified transactions in Company securities; and

•trading restrictions.

Prohibition Against Insider Trading

Company Securities. This Policy applies to all of the Company’s securities, including, without limitation, common stock, preferred stock, debt securities and derivative securities, which are securities whose value is derived from the value of Securities, such as exchange-traded put or call options or swaps relating to the Company’s securities (collectively, the “Securities”). Covered Persons may not, directly or indirectly, engage in any transaction involving the purchase or sale of Securities if they are aware of material nonpublic information relating the Company (see Appendix A of this Policy for definitions and discussions of “material” and “nonpublic”).

Covered Companies. The prohibition on insider trading set forth in this Policy is also applicable to trading in securities of other firms, including customers or vendors of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of these other firms. The prohibition is also applicable to trading in securities of other firms if the Covered Person engaging in the trading activity is aware of material nonpublic information about such other firm, including information obtained while serving as a director, officer or employee of such other firm.

Unauthorized Disclosure. Covered Persons may not pass on material nonpublic information to others without the approval of the Board or recommend to anyone the purchase or sale of any Securities or any securities of other firms when they are aware of such information. This practice is known as “tipping” and violates the securities laws, even if the Covered Person does not trade or gain any benefit from another person’s trading.

Prohibited Transactions in Securities

Certain Transactions Under Company Plans and Other Transactions. Certain transactions under plans maintained or sponsored by the Company may involve the purchase or sale of Securities at a time when a Covered Person is in possession of material nonpublic information. Accordingly, this Policy will apply to certain transactions under these plans and will not apply to others.

•Stock Option Exercises. This Policy’s trading restrictions apply to the exercise of a stock option if a Covered Person, directly or indirectly, sells any of the shares he or she received as a result of the option exercise, including as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. This Policy does not apply to the surrender to the Company of shares or the withholding of shares by the Company, if any, to fund the exercise price or pay taxes in connection with the exercise of a stock option.

•Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the surrender or withholding of shares to pay for taxes incident to such vesting. Shares may not be sold, however, to satisfy such tax obligations.

•401(k) Plan or Employee Stock Purchase Plan. Should the Company offer investing in Securities as an option under its 401(k) plan or its Employee Stock Purchase Plan, this Policy’s trading restrictions will not apply to purchases of Securities in the plans resulting from a Covered Person’s periodic contribution of money to either plan pursuant to his or her payroll deduction election, or to purchases of Securities resulting from a Covered Person’s reinvestment of dividends paid on shares of Securities held in his or her plan accounts. The trading restrictions will apply, however, to a Covered Person’s election to participate in the plans as well as to elections made under the plans to: (i) increase or decrease the periodic contributions to such plans that will be used to purchase Company stock (including through allocations to the Company stock fund, in the case of the 401(k) plan); (ii) sell Company stock under the Employee Stock Purchase Plan or to make an intra-plan transfer of an existing account balance into or out of the Company stock fund in the 401(k) plan; (iii) borrow money against the 401(k) plan account, if the loan will result in a liquidation of some or all of the Covered Person’s Company stock fund balance; and (iv) prepay a 401(k) plan loan if the prepayment will result in a change in the Covered Person’s Company stock fund balance.

•Gifts or Donations. Bona fide gifts or donations are not transactions subject to this Policy, unless the Covered Person making the gift has reason to believe (or is reckless in not knowing) that the recipient intends to sell the Securities while the Covered Person is aware of material nonpublic information, or the Covered Person is subject to the trading restrictions specified below under the heading “Trading Restrictions” and the sales by the recipient of the Securities occur prior to the disclosure of material nonpublic information.

No Short-Term or Speculative Transactions. Short-term or speculative transactions in Securities are prohibited. Such transactions may create incentives conflicting with those of the Company generally or may lead to inadvertent violations of the insider trading laws. These prohibited transactions include:

•Short Sales. Short sales of Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that Securities will decline in value and may thus signal to the market that the seller lacks confidence in the Company’s prospects.

•Publicly-Traded Options. Given the relatively short term of publicly-traded options (i.e., put options, call options) or transactions in other derivative securities, such transactions may create the appearance that an officer, director or other employee is trading based on material, nonpublic information and may focus an officer’s, director’s or other employee’s attention on the Company’s short-term performance at the expense of its long-term business objectives.

•Hedging Transactions. As hedging or monetization transactions through the use of financial instruments, such as prepaid variable forwards, equity swaps, collars and exchange funds, result in the ownership of Securities without the full risks and rewards of ownership, the owner of Securities may no longer have the same objectives as the Company’s other stockholders do.

•Margin Accounts and Pledging. Securities held in a margin account or pledged as collateral for a loan may be sold without the security holder’s consent by the broker if the holder fails to meet a margin call, or by the lender in foreclosure if the holder defaults on the loan. Such sale may occur at a time when the holder is aware of material, nonpublic information or otherwise is not permitted to trade in Securities for a loan. As a result, no officer, director or employee may pledge securities as collateral or place Securities in margin accounts, unless such accounts are treated as non-marginable by the brokerage firm. Notwithstanding the foregoing, Securities pledged as collateral prior to the Company’s initial public offering completed on October 16, 2019, are excluded from the restrictions of this paragraph.

Trading Restrictions

The Company has established additional trading restrictions in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information and to avoid the appearance of any impropriety. These additional procedures are applicable only to directors, executive officers, their family members, their controlled entities, and other persons designated by the Company’s General Counsel (the “Section 16 Compliance Officer”) as being subject to these restrictions (the “Designated Persons”). A list of other persons designated by the Section 16 Compliance Officer to be included as Designated Persons is attached as Appendix B.

Window Periods. Transaction in Securities by Designated Persons may be affected only during the period of time designated for trading by the Company (such periods, “Window Periods”). Window Periods will commence at the open of market on the second trading day following the date of public disclosure of the Company’s financial results for a particular fiscal quarter or year and will continue until the close of market on the day that is two full weeks prior to the end of the next fiscal quarter.

Standard Blackout Periods. Each period outside of a Window Period (each such period, a “Blackout Period”) is a particularly sensitive period of time for transactions in Securities. This sensitivity is due to the fact that certain Designated Persons will, during that period, often be aware of or possess or at the very least be presumed to possess material nonpublic information about the expected financial results for the quarter during that period. Consequently, trading by Designated Persons will be prohibited in each Blackout Period.

Special Blackout Periods. From time to time, the Company may also prohibit some or all Designated Persons from trading Securities because of material developments known to the Company and not yet disclosed to the public. No applicable Designated Person may engage in any transaction in Securities during any special blackout period that the Section 16 Compliance Officer may designate (each such period, a “Special Blackout Period”). No applicable Designated Person may disclose the designation of a Special Blackout Period to any third party without the approval of the Board. The Company will announce the beginning and end of a Special Blackout Period by providing written notice, including by email, to all Designated Persons to whom the Special Blackout Period applies.

No Trading on Material Nonpublic Information at Any Time. Even during a Window Period, any Designated Person who is aware of or possesses material, nonpublic information concerning the Company may not engage in any transactions in the Securities until the second trading day following the public disclosure of such information, whether or not the Company has imposed a Blackout Period or a Special Blackout Period. Trading in Securities during the Window Period should not be considered a “safe harbor”.

Preclearance of Transactions in Securities by Designated Persons. Any trade or transaction in Securities by a Designated Person, including any transfer, gift, pledge, or loan of the Securities, even during a Window Period, must be preapproved by the Section 16 Compliance Officer, or in her absence, the Chief Risk Officer, Chief Executive Officer, or the Chief Financial Officer. Transactions in Securities by the Section 16 Compliance Officer must be approved by the Chief Executive Officer. A request for preapproval should be submitted to the Section 16 Compliance Officer at least two trading days in advance of the proposed transaction. The Company is under no obligation to approve a trade submitted for preapproval and may determine not to permit the trade.

Unless revoked, a grant of permission will normally remain valid until the close of market on the tenth business day following the day on which it was granted. If applicable, trading instructions are to be given by the Designated Person to his or her broker as soon as practicable after receiving preclearance. Preapproval of a transaction does not constitute a recommendation by the Company or any of its employees or agents that any Designated Person engage in the subject transaction. The execution of a precleared transaction must be reported to the Section 16 Compliance Officer (through email, duplicate confirmation directly from the broker, or otherwise) promptly, but no later than the day after execution of the transaction.

Approved 10b5-1 Plan. The trading restrictions described above do not apply to transactions executed pursuant to a preexisting written plan, contract or instruction under Rule 10b5-1 promulgated under the Exchange Act (an “Approved 10b5-1 Plan”) that:

•has been reviewed and approved by the Section 16 Compliance Officer at least five business days in advance of being entered into (or, if revised or amended, the revisions or amendments have been reviewed and approved by the Section 16 Compliance Officer at least five business days prior to the effectiveness of the revisions or amendments);

•was entered into or modified (or, with respect to an instruction, given) in good faith by a Designated Person and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1; and

•either (i) gives a third party the discretionary authority to execute purchases and sales of securities of the Company, outside the influence of the Designated Person, so long as the third party is not aware of any material, nonpublic information about the Company; or (ii) explicitly specifies the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold, or a written formula, algorithm or computer program for determining the amount, price and date of such transactions.

Directors and executive officers may not initiate trades under an Approved 10b5-1 Plan until the later of: (i) 90 days after adoption or modification of the plan; or (ii) two business days following the disclosure in Forms 10-K or 10-Q of the Company’s financial results for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days following plan adoption or modification). For all other persons, trades under an Approved 10b5-1 Plan may not be made until 30 days after the adoption of the plan.

Designated Persons must include a representation in their 10b5-1 plans certifying, at the time of the adoption of a new or modified plan, that: (i) they are not aware of material nonpublic information about the Company or its Securities; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

Any modification or termination of an Approved 10b5-1 Plan must comply with this Policy and such modification or termination may only be adopted (i) upon receipt of approval of the Section 16 Compliance Officer, (ii) at a time that is not during a Blackout Period or Special Blackout Period, and (iii) while the Designated Person is not in possession of material nonpublic information. Modifications to existing Approved 10b5-1 Plans that do not change the sales or purchase prices or price ranges, the amount of securities to be sold or purchased, or the timing of transactions under the plan (such as an adjustment for stock splits or a change in account information) will not trigger a new cooling-off period referred to in the preceding paragraph.

Generally, persons may not have more than one 10b5-1 plan for open market purchases or sales of the Securities; provided that two successive trading plans may be maintained so long as (i) one of them is a successor trading plan under which trades are not authorized to begin until completion or expiration of the predecessor plan and (ii) the predecessor plan is not terminated early. Additionally, persons are generally limited to one single-trade plan (one designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction) in any 12 month period. All 10b5-1 plans must be entered into and operated in accordance with all applicable Securities and Exchange Commission rules, as amended from time to time.

With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on the behalf of the Designated Person should be instructed to send duplicative confirmations of all such transactions to the Section 16 Compliance Officer (through email, duplicate confirmation directly from the broker, or otherwise) promptly, but no later than the day after execution of the transaction.

You must notify the Section 16 Compliance Officer no later than 10 business days prior to entering into, modifying or terminating a trading plan with respect to the Securities. The Company considers the adherence to the securities laws to be of utmost importance, and a Designated Person’s reliance on a trading plan will not necessarily relieve the Designated Person of liability.

Administrative Matters

Post-Termination Transactions. This Policy continues to apply to Covered Persons’ transactions in Securities even after they have terminated employment with or other services to the Company. Thus, if a Covered Person is aware of material, nonpublic information when his or her employment or service relationship with the Company terminates, the Covered Person may not trade in Securities until such information has become public or is no longer material.

Reporting of Violations. If Covered Persons become aware of a violation of this Policy, Covered Persons should promptly report the violation by following the reporting guidelines in the Company’s Code of Ethics, under the “Reporting Illegal or Unethical Behavior” section.

Exceptions. Personal financial emergencies do not excuse Covered Persons from compliance with this Policy. However, there may be circumstances from time to time in which the application of this Policy produces unfair or undesirable results and in which a proposed transaction is not inconsistent with the purposes of this Policy. In these circumstances, the Designated Person may be granted an exemption from any provision of this Policy based on the Company’s determination that the exempted transaction is not inconsistent with this Policy.

Responsibility for Noncompliance

Covered Persons are ultimately responsible for adhering to this Policy and determining whether they are in possession of material, nonpublic information, and any action on the part of the Company, the Section 16 Compliance Officer or any other officer, director or employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Covered Persons with any questions about this Policy or its application to a proposed transaction may obtain additional guidance from the Section 16 Compliance Officer. Covered Persons will receive a copy of this Policy and must acknowledge in writing that they have read and understand it promptly after the Policy is adopted. Periodically, they will receive a copy of the Policy and will be required to certify that they have complied with it and will continue to do so.

Civil and Criminal Penalties. Potential penalties for insider trading violations include imprisonment for up to twenty years, criminal fines of up to $5 million and civil fines of up to three times the profit gained or loss avoided.

Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to the Company’s officers, directors and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Company Sanctions. Failure to comply with this Policy may subject Covered Persons to Company disciplinary action, including dismissal for cause, whether or not the Covered Person’s failure to comply with this Policy results in a violation of law. The Company reserves the right to determine, in its own discretion and on the basis of information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

Responsibility for Annual Review, Amendment and Modification

The Nominating and Corporate Governance Committee of the Board will be responsible for an annual review of this Policy and recommending clarifications, amendments or necessary changes to the Policy to the Board.

Appendix A

Material Nonpublic Information. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and questionable trading should be avoided. Information is material if it could reasonably be expected that an investor would consider it important in deciding whether to buy, hold or sell a security, or if the disclosure of the information could reasonably be expected to alter significantly the total mix of information in the marketplace about the Company. In other words, any information, whether positive or negative, that could reasonably be expected to affect the price of the security is considered “material” for the purposes of this Policy. While it is not possible to identify all information that could be deemed material, the following items or types of information should be considered carefully in determining their materiality:

•financial results or potential restatements of financial statements;

•projections of future earnings or losses or other earnings guidance, particularly if they differ significantly from external expectations;

•proposals, plans or agreements, even if preliminary in nature, of a pending or proposed merger, acquisition, tender offer, acquisition or disposition of significant assets, or corporate restructuring or reorganization;

•significant regulatory developments, as well as events having a significant regulatory effect or involving significant regulatory intervention;

•significant developments involving corporate relationships;

•significant related party transactions;

•changes in key personnel, external auditors or notification that the auditor’s report may no longer be relied upon;

•major events regarding Securities, including changes in the Company’s dividend policy, the declaration of a stock split or the offering of additional Securities or the establishment of a repurchase program for Securities;

•defaults or potential defaults under the Company’s material agreements or the existence of material liquidity deficiencies;

•changes in the Company’s ratings;

•events that may result in the creation of a significant reserve or write-off or other significant adjustment to the financial statements;

•actual or threatened significant litigation, inquiry by a governmental or regulatory authority, or major positive or negative developments in such matters;

•cybersecurity risks and incidents, including vulnerabilities and breaches; and

•any other facts which might cause the Company’s financial results or stock price to be affected.

When in doubt, Covered Persons should treat nonpublic, confidential information as material and should consult with the Section 16 Compliance Officer prior to engaging in a Securities transaction.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. Information becomes public when (i) it is disclosed in a way designed to achieve broad dissemination to the investing public generally, without favoring any special person or group, and (ii) there has been adequate time for the public to digest that information, which for the purposes of this Policy is at least two trading days since the public disclosure by the Company of the information. Examples of broad dissemination include press releases, filings with the Securities and Exchange Commission and meetings, conference calls or webcasts that are open to the public.

Nonpublic information may include:

•information available to a select group of analysts or brokers or institutional investors;

•undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; or

•information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement.

When in doubt, Covered Persons should treat information as nonpublic and should consult with the Section 16 Compliance Officer prior to engaging in a Securities transaction.